Exhibit 99.1

NCO Group, Inc.

Second Quarter 2011 Results

August 15, 2011

1:00 p.m. ET

Operator:

Good afternoon. My name is Doris, and I will be your conference operator today. At this time, I would like to welcome everyone to the NCO Second Quarter Results Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

And now I’ll turn the call over to Mr. Brian Callahan.

Sir, you may begin your conference.

Brian Callahan:	Thank you, operator. Thank you, everyone, for joining NCO Group’s Conference Call for the Second Quarter of 2011.

Statements in this conference call and our press release issued Friday, other than historical facts, are forward-looking statements, as defined under federal securities laws. Actual results might differ materially from those projected in the forward-looking statements. Factors that might cause actual results to differ materially are discussed in the company’s earnings press release. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

I’ll now to the call over to Ron Rittenmeyer, our CEO.

Ron Rittenmeyer:

Thanks, Brian, and good afternoon. Today, as we usually do, I’ll give you an overview of our quarter; discuss recent developments and a perspective of where we are. Then John Schwab, our Chief Financial Officer, is going to provide details and an overview of the quarter’s financial results, and then we’ll open the call up for questions, pretty much the same format that we always follow.

So let me begin by discussing the quarter. For the second quarter, NCO was $11.1 million below its net revenue budget due to a write-down the company took to its portfolio of purchased accounts receivables, and John will discuss that shortly, and I believe we’ve discussed that in the past as well.

Excluding the write-down, NCO was in line with its net revenue budget but $4.1 million below its adjusted EBITDA budget. However, year-to-date, we are in line with our EBITDA budget. Our adjusted EBITDA margin for the second quarter of 2011 was 10.8 percent as compared to a budget of 11.9 percent.

During the second quarter of 2011, the ARM division operated below its net revenue and adjusted EBITDA budgets. Liquidation rates continue to be stable, but placements, while fairly stable, are at lower levels than budgeted primarily because of less consumer credit being issued by our financial service clients.

During the quarter, CRM exceeded its revenue and adjusted EBITDA budgets. We had a strong performance against budgets for certain key clients due to increases in their volumes that we were able to handle. We continue to execute on our expansion in Panama, Philippines and Guatemala, and the ramp-up of new projects is expected to be on schedule for the second half of the year.

The Portfolio Management division was below its revenue budget, but slightly above its adjusted EBITDA budget. Earlier this month, we did sign an agreement to sell the majority of the remaining portfolios, which we are expected to close in the next few weeks. This sale effectively will exit us from the portfolio management business.

From a personnel standpoint, our offshore and near-shore employment, at the end of the quarter we had approximately 5,800 employees in the Philippines, 3,700 in Central America, 790 Canada, 820 in the Caribbean, and 500 in India, delivering service primarily to U.S. clients. That amount is about 10 percent higher than both prior quarter and the prior year, which really reflects the beginning of new business ramp-up offshore. We do expect such headcount to continue to rise as ramp efforts increase in the back half of the year due to clients’ committed growth.

As I said in our release, we’re on pace to meet our sales goal for 2011, based on new opportunities that we’ve been already awarded and, of course, opportunities that remain in our pipeline.

In May, we completed the acquisition of Protocol, and I want to report that the integration is on target, moving along just fine. And as we said, Protocol remains an integral part of the continued repositioning of our CRM business. On July 7, OEP announced that they were acquiring APAC Customer Services, which is a global leader in providing CRM services. OEP has announced that it will seek to combine APAC with NCO Group to build market leadership in business process outsourcing and customer care solutions. Obviously, many people on the call and elsewhere have a lot of questions regarding the announcement. But as you can imagine, there’s very little more we can add to this. APAC is a public company, and the deal was between APAC and OEP, and we will be at some point the recipient. But we are not today.

Let me move on. On August 8th, we announced that we’ve appointed Jack Jones as the new COO of NCO. Jack will replace Steve Leckerman. Jack spent 25 plus years with J.P. Morgan Chase, most recently as Senior Vice President, Managing Director of Global Solutions, responsible for the enterprise wide globalization strategy, which included operations involving over 35,000 employees, delivering services to all lines of their businesses.

Jack is clearly a seasoned executive who’s going to play a key role in leading us forward. His international skills, financial services background and depth of understanding of customer care and service will add significant value as we grow and expand our model. And we believe we’re very fortunate to have him on our team.

So with that as some quick points and highlights, I’m going to turn it over to John Schwab for financial review.

John Schwab:	Thanks, Ron.

I’ll get into some details regarding the reported financial results for the second quarter of 2011. Revenue for the second quarter was $373.9 million. This represents a decrease of $27.2 million or 6.8 percent from the second quarter of last year. The company reported adjusted EBITDA of $32.5 million and a net loss attributable to NCO of $31.7 million. In the prior year, the company reported adjusted EBITDA of $32.2 million and a net loss attributable to NCO of $25.5 million.

Adjusted EBITDA for the second quarter of 2011 excludes an $11.2 million write-down of the value of certain portfolios of purchased accounts receivable that are expected to be sold in August of 2011, which I will discuss in more detail in a few moments, as well as a $3.1 million restructuring charge and $319,000 of net recoveries of allowances previously recorded for a valuation allowance against the carrying value of purchased accounts receivable portfolios.  Adjusted EBITDA for the second quarter of 2010 excludes $4.9 million of restructuring charges and $1.6 million of net portfolio impairment allowances.

The following discussion of net revenue excludes reimbursable cost and fees, which represent out-of-pocket expenses that are reimbursed by our clients. The ARM division reported net revenues of $225.8 million this quarter, a decrease of 10.3 percent compared to $251.9 million last year. This decrease was primarily attributable to lower volumes, primarily in the financial services vertical. ARM net revenue includes $4.2 million for services performed for portfolio management during the second quarter of this year, which is down from $10.6 million in the same quarter last year.

CRM reported revenue of $75.7 million this quarter, which is an increase of 13.8 percent compared to $66.5 million of revenue for the second quarter of last year. This increase is attributable to an increase in volumes from existing clients.

Portfolio Management’s revenue for the second quarter included the $11.2 million reduction from the write-down of portfolios that are expected to be sold in August. Therefore, Portfolio Management’s revenue was reduced to a negative $6.2 million. Also included in the revenue for the quarter was $319,000 net recovery of previously recorded impairment charges, which is recorded as an increase in revenues. This compares with a $1.6 million net impairment recorded in the second quarter of last year. Excluding the effects of the write-down and the recoveries, revenue was $4.7 million this quarter compared to $12.4 million last year. This decrease is a result of the lower portfolio purchases due to our decision to exit the portfolio business.

Cash collections on purchased portfolios in the second quarter were $10.0 million compared to $26.2 million for the same quarter last year. The decrease from last year was, again, due to lower portfolio purchases.

Now moving on to expenses. Again, I will note that the following discussion of expenses as a percent of revenue exclude reimbursable cost of fees. On an overall basis, our payroll and related expenses as a percent of net revenue increased to 58.7 percent as compared to 55.1 percent for the second quarter of last year. The increase as a percent of revenue from last year was primarily due to the leveraging of our infrastructure over the lower revenue base. This was primarily offset by cost savings initiatives; for example, off shoring of back-office functions and ongoing restructuring.

On an overall basis, selling, general and administrative expenses as a percent of revenue decreased to 34.1 percent compared to 35.5 percent from last year. This decrease as a percent of revenue was primarily due to the positive impacts of cost savings initiatives, including facility rationalization, headcount reduction and expense management. We continue to actively manage our expense structure in order to mitigate EBITDA deterioration as a result of client volume fluctuations in the difficult economic environment.

For the second quarter of 2011, we reported income tax expense of $3.2 million as compared to $1.9 million last year. Our overall effective tax rate is very low due to the recognition of a valuation allowance on certain domestic net deferred tax assets.

Lastly, a couple of notes on our financial condition. We continue to focus on increasing liquidity through debt reduction, working capital management and strict control of cash investments, including capital expenditures. At June 30, 2011, the Company had $18.0 million of cash and equivalents on hand. During the quarter, our accounts receivable days were 44. This calculation includes the reimbursable cost and fees.

Capital expenditures in the second quarter were $5.7 million or 2.0 percent of revenue for the quarter, which is just below our typical expectation of 3 percent of revenue.

During the second quarter of 2011, we had net repayments of $12.3 million under our senior term loan and net borrowings of $41 million under our revolving credit facility due in large part to the acquisition of Protocol, which occurred in May. At June 30, 2011, we had $46 million outstanding on our revolving credit facility and $6.9 million in outstanding letters of credit, giving us borrowing capacity of $22.1 million.

At June 30, 2011, we were in compliance with all required financial covenants. Our leveraged ratio was 5.69 compared to the covenant maximum of 6.75, and our interest coverage ratio was 1.98 compared to the covenants minimum of 1.60. Our ability to maintain compliance with these covenants will be dependent on our results of future operations, and to the extent necessary, our ability to implement further remedial measures such as further reductions in operating costs.

And with that, turn things back to Ron.

Ron Rittenmeyer:	OK. Thanks, John.

Operator, you can now open it up for questions.

Operator:

Certainly. At this time, if you would like to ask a question, press star, then the number one on your telephone keypad. Again, that is star, then the number one. And we’ll pause for just a moment to compile the Q&A roster. And again, if you would like to ask a question, press star, then the number one. You do have a question from the line of Ken Silver.

Ken Silver:	Could you tell us how much you going to get for the portfolio business?

John Schwab:	Not at the current time. We are still working that out and finalizing some details. So at this time, I’m not at liberty to disclose the full details of the transaction that will occur.

Ken Silver:	OK. Is there an intention or requirement to pay down bank debt with the proceeds?

John Schwab:	Absolutely. There’s a requirement that the full proceeds will be used to repay term B.

Ken Silver:

OK. And I know that the main ARM business, you know the revenues were down 10 percent year-over-year. I guess — where do you see things? You know like are you continuing to deteriorate, stabilizing at lower levels? What do you see out there?

Ron Rittenmeyer:

Well, it’s kind of hard to have a crystal ball on this. You know it has to do with credit placements by the clients, and I think we all know — I mean you see the same documents we see in terms of information about the credit markets and the banks and their current conditions and the people borrowing and more savings than borrowing. So you know to the extent that they’re not issuing new credit cards, to the extent that they are — people are paying their bills off because of concerns and fears, we get less placements.

So I think we’re working the placements as well as we’ve ever done. We’re running — we’re operating very efficiently. I feel fairly comfortable that, for the most part, give and take a little bit, we haven’t lost share per se. It’s just that the actual absolute number has become a little bit less. Now, cyclically, that should change, but it’s kind of hard to make that call given the last couple of weeks at this stage.

So I don’t really have a great crystal ball to be able to forecast that is going to be stronger or weaker at this stage. We’re trying to stay current with it, but what I see out there is pretty much what’s being reported, I think, for the most part.

Ken Silver:	OK. I mean were halfway through the third quarter at this point. Should we expect a similar result on the — on the top line?

John Schwab:

You know we’re still trying to evaluate where we stand in terms of sort of the third quarter. It is still early. Things to sort of work more towards the back — the backend of the month and quarters, et cetera, so …

Ron Rittenmeyer:	Just the nature of the animal.

John Schwab:

Yes. You know at this point, again, we feel pretty comfortable, generally speaking, with sort of seeing some stabilization in liquidation, stabilization liquidation rates as well as stabilization of placement. But again, you know we just have to let it play out.

Ron Rittenmeyer:	Yes. And there’s no specific one thing that would say that we’re more concerned in this quarter.

Ken Silver:	OK, and then on the APAC deal, and I know you obviously have limited things you can say, but what’s the timing? What sense of timing should we expect?

Ron Rittenmeyer:

You know I mean I think it’s hard to say. We clearly hope in the next 60 days that OEP and APAC will do what they need to do. I mean at this point, they’ve got to get through their proxy and issue their proxy, set their date with their shareholders. So I mean we’re not in charge of that. I know that they’re moving against it as aggressively as they can. So I think there’s more to follow as we see that stuff develop.

Ken Silver:	Is there any significant regulatory review?

Ron Rittenmeyer:

Nothing that has been a problem. Nothing that we anticipate will be a problem. There’s always significant regulatory review, but nothing that should present itself is a problem at this stage, to the best of our knowledge.

Ken Silver:	OK. All right, thanks a lot.

Operator:	Your next question is from the line of Gerard Fogarty.

Gerard Fogarty:	Talk a little bit about the cash flow from operations and the use there during the quarter and what of the major drivers there were?

John Schwab:

Yes, this is John. Yes, the cash flow from operations was down on a quarter-over-quarter basis. As you take a look at it, the drivers are a couple of things that relate to some working capital fluctuations. Not one thing in particular drove the change. It was a couple of things here and there. Accounts receivable is up on a year-over-year basis, and the accruals are down. So that’s kind of working against us in both ways, as well as the Protocol acquisition. As always, when you buy a company and you buy net of cash, you end up kind of getting them day one and needing to throw some cash into the business to fund normal recurring operating expenses.

So the combination of those three — again, the general working capital fluctuations as well as some timing of a couple of things, when payroll ended and that kind of thing, and then Protocol really threw a little bit of a monkey wrench into sort of the year-over-year comparison of operating cash flow.

Gerard Fogarty:	Could you provide some order of magnitude on what the size of those different drivers were, the working capital fluctuations as opposed to the Protocol acquisition?

John Schwab:

Yes. I mean a lot of it’s driven in the — you can see a lot of it in the cash flow on a year-over-year basis. I know it’s half, first half of the first half. But I think order of magnitude, you know there’s always a handful of $1 million that we’ll pay to kind of get things up and running with acquired companies, et cetera. But other than that, I think you’ll see most of the changes resident in the cash flow that’s in our Q that we filed.

Gerard Fogarty:	OK. And do you expect that to reverse out in the second half, or do you expect working capital to remain elevated for …

John Schwab:

We expect that it will reverse out at some level. And again, we continue to manage that, and again, a lot of times, depending on when quarters end and when months end, you see a little bit of blip as it relates to the working capital things. Again, payroll ended, we had to fund it in advance, and it threw a little bit of a monkey wrench into some of the prepaid. So it’s that kind of thing that drives it. But you know we don’t expect it to be at these types of levels. We expect to continue to manage that effectively. I think we’ve shown over the last couple of years, anyway, that as you know we are very focused on that and continue to want to make strides in that area. So I expect that we’ll continue to do so.

Gerard Fogarty:	OK, and then lastly for me, talk about business activity in the CRM space and any new client wins or any significant losses?

Ron Rittenmeyer:

No significant losses, and we have several deals that — I mean the quarter was not a bad quarter. I’m not going to go over some specific clients, but the quarter was a decent quarter for us. We have several things in the pipeline we hope to get closed right now, and so I feel pretty good about CRM.

Gerard Fogarty:	And I know it’s relatively recent with the heightened volatility in the market, but are your clients indicating any delays or reversing their thinking on certain is this?

Ron Rittenmeyer:	Not that we know of.

Gerard Fogarty:	OK. Thank you.

Operator:	Again, if you’d like to ask a question, press star, then the number one on your telephone keypad. Again, that is star, then the number one.

John Schwab:	Operator, if there are no further questions, we can wrap it up now.

Operator:	You do have one question, sir.

John Schwab:	Oh, sorry. Didn’t mean to cut it off.

Operator:	That’s OK. You have a question from Scott Weiss.

Scott Weiss:

Quick question on the Protocol acquisition. Can you talk about the magnitude of that impact there for the — I guess in the second quarter and then you know what you — what we should expect out of that for the rest of year?

John Schwab:

The impact for Protocol, again, we bought it in the middle of May, and the amount of EBITDA for the second quarter was minor, a couple of hundred thousand dollars, in that range, not very big. For the rest of the year, you know we don’t disclose specifically any specific divisions’ expected results for the year. So I’d rather not get into that level of detail, if you don’t mind, Scott.

But again, we expect it to be a — you know from an EBITDA standpoint, a strong acquisition. We expect to get some good synergies out of the business. As Ron reported, integration is going very well, and we look forward to being able to use the platform to roll additional sales into it. So you know we’re excited about it and like it. But again, the impact for the second quarter was very minor.

Scott Weiss:	OK, what was the multiple you paid on a trailing basis for it?

John Schwab:	We haven’t disclosed any multiples on a trailing basis to anybody. And don’t intend to. Thank you.

Scott Weiss:	All right, thanks.

John Schwab:	Yes. No problem.

Operator:	And there are no further questions.

Ron Rittenmeyer:	OK, operator. Thank you.

Operator:	You’re welcome.

John Schwab:	And if you have any further questions on the numbers or anything else, don’t hesitate to call John Schwab or Brian Callahan, and we can work through things with you separately.

Ron Rittenmeyer:	Right, and as always, we appreciate your time and interest. Thanks very much.

END